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As filed with the Securities and Exchange Commission on February 14, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AML COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	77-0130894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Avenida Acaso
Camarillo, California 93012
(805) 388-1345
(Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

Jacob Inbar
AML Communications, Inc.
1000 Avenida Acaso
Camarillo, California 93012
(805) 388-1345
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Nimish Patel
Pollet & Richardson
A Law Corporation
10900 Wilshire Blvd.
Suite 500
Los Angeles, California 90024
(310) 208-1182

Approximate date of commencement of proposed sale to public:
From time to time after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  /x/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  / /

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share(2)	1,662,880 shares	$0.70	$1,164,016.00	$107.09

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(g) and based on the average of the high and the low price of the Common Stock of the Registrant as reported on February 8, 2002 on the Nasdaq National Market System.

(2)
150,429 of these shares are subject to currently exercisable warrants, and the remaining 1,512,451 are held outright by the Selling Shareholders.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

AML COMMUNICATIONS, INC.

1,662,880 Shares of
Common Stock

        This prospectus relates to the resale of 1,662,880 shares of our Common Stock by a number of selling shareholders, identified in "Selling Shareholders," which were acquired in a series of four private placements and as consideration for two contractual obligations between November 9, 2000 and January 30, 2002. See "Selling Shareholders" on page 9. 150,429 of these shares are shares underlying presently exercisable warrants, and the remaining 1,512,451 shares are held outright by the Selling Shareholders. We will not receive any proceeds from sales of these shares aside from the $164,201 aggregate exercise price of the warrants. The Selling Shareholders may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. See "Plan of Distribution" on page 11.

        Our common stock is traded on the Nasdaq Small Cap Market under the symbol "AMLJ."

        An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. These securities will not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 14, 2002

AML COMMUNICATIONS, INC.

        We design, manufacture and market amplifiers and related products that address the defense microwave, wireless and optical communications markets. Since our inception, we have designed, manufactured and marketed a number of catalog and custom amplifiers for defense microwave Original Equipment Manufacturers and other customers in the communications market. We also design and manufacture single and multicarrier, RF and microwave, power and low noise amplifiers for a variety of frequency ranges and transmission protocols. Our products support a wide range of analog and digital formats including: code division multiple access (CDMA), time division multiple access (TDMA), global system for mobile communications (GSM), wide-band CDMA (WCDMA), and advanced mobile phone system (AMPS). Power amplifiers are used to boost signal transmission, and low noise amplifiers improve signal reception.

        We were incorporated in California in 1986 as Advanced Milliwave Laboratories, Inc. In 1994, we changed our name to AML Communications, Inc. In December 1995, in connection with the initial public offering of our common stock, we changed our state of incorporation from California to Delaware. Our principal office is 1000 Avenida Acaso, Camarillo, California 93012, and our telephone number is (805) 388-1345.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors related to our common stock offered by this prospectus and to our business and operations. You should also carefully consider the other information in this prospectus and in the documents incorporated by reference. Some of these factors have affected our financial condition or operating results in the past or are currently affecting us. All of these factors could affect our future financial condition or operating results. If any of the following risks actually occurs, our business, including our financial condition and results of operations, could be harmed. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a net operating loss, and there is substantial doubt regarding our ability to continue as a going concern.

        We recorded a loss of $368,000 through the period ended December 31, 2001, and our current financing may be insufficient to finance us for the next 12 months. We are attempting to procure additional financing, but we cannot assure you that we will be able to successfully obtain additional financing at terms acceptable to us. Our failure to maintain or secure adequate financing could have a material impact on our liquidity and results from operations, and, as a result, our independent public accountants, Singer, Lewak, Greenbaum & Goldstein LLP, have raised substantial doubt regarding our ability to continue as a going concern.

We may not be able to remain in compliance with the listing requirements for NASDAQ, and delisting may significantly adversely impact the size of our trading market and the price of our shares, which may affect our liquidity.

        On July 17, 2001 we received notification of a Nasdaq Staff Determination indicating that we had failed to comply with the minimum market value of public float requirement for continued listing as required by Marketplace Rule 4450(a)(2), and that our securities are therefore subject to delisting from The Nasdaq National Market. Nasdaq Listing Qualifications Staff also requested that we address two other Nasdaq Marketplace Rules that we were not in compliance with, specifically, the minimum net tangible assets and minimum bid price of $1.00 requirements of Nasdaq Marketplace Rules 4450(a)(3) and 4450(a)(5) respectively. As permitted by Nasdaq rules, we requested a hearing before the Nasdaq Listings Qualifications Panel to review the Staff's determination, and attended such oral hearing on

Friday, Aug. 31, 2001. Our securities continued to be listed on the Nasdaq National Market pending the Panel's decision.

        On October 4, 2001, we received a letter from the Nasdaq Qualifications Listing Panel, indicating that effective upon the opening of business on October 8, 2001, our common stock would begin trading on The Nasdaq Small Cap Market. Our common stock's continued listing on the Nasdaq SmallCap Market was conditioned upon our filing, by no later than February 14, 2002, a Form 10-Q for the quarter ended December 31, 2001 evidencing either net tangible assets of $2,000,000 or shareholders' equity of at least $2,500,000. We currently comply with this requirement based on net tangible assets of $2,181,000 million as of the quarter ended December 31, 2001.

        Our listing on The Nasdaq SmallCap Market is also conditioned upon our demonstrating compliance with all requirements for continued listing on that market, including maintenance of a minimum bid price of $1.00. However, as reported in the press on September 27, 2001, Nasdaq implemented a moratorium on the minimum bid price and minimum market value of public float requirements for continued listing on The Nasdaq Stock Market (encompassing both the Nasdaq National Market and the Nasdaq SmallCap Market). Under the moratorium, those requirements will be suspended until January 2, 2002, at which time, the 30- and 90- day periods provided for by Nasdaq Marketplace Rules will start anew. On December 12, 2001 Nasdaq announced the extension of the grace period by 90 days to 180 days. This moratorium essentially allows us 30 consecutive trading days from January 2, 2002 with which to comply to the minimum $1.00 bid price. If we are unable to attain and maintain the minimum $1.00 bid price, we would then be afforded a 180 calendar day grace period in which to regain compliance.

        If we are unsuccessful in maintaining compliance with the continued listing requirements of The Nasdaq SmallCap Market, then our common stock could be delisted and may trade only in the secondary markets in the so-called "pink sheets" or Nasdaq's "OTC Bulletin Board". Delisting from The Nasdaq SmallCap Market could adversely affect our liquidity and price of our common stock and it could have a long-term adverse impact on our ability to raise capital in the future. We intend to take whatever actions necessary to attain and maintain the requirements on The Nasdaq SmallCap Market, however we cannot assure you that we will be successful in maintaining our current listing. If we cannot maintain our listing with Nasdaq, the size of our trading market and the price of our shares may be materially adversely impacted.

We expect that we will be required to find additional capital sources, which may result in dilution of your equity rights, or debt restrictions, which may adversely impact our financial position.

        It is expected that our current funding will only be sufficient for a limited period of time, and we will require additional funding in the future. If our plans or assumptions change or are inaccurate, we may be required to seek additional capital or seek capital sooner than anticipated. We will need to raise funds through public or private equity or debt financing. If we raise these funds through the issuance of equity securities, the percentage ownership of our then-current shareholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional funds through the issuance of debt securities, these debtholders may have certain rights, preferences and privileges senior to those of the holders of our common stock, and the terms of the debt could impose restrictions on the our operations.

Our two largest customers account for almost 35% of our sales, and the loss of either one of them, or significant reduction in our business with them, may have a material adverse impact on our revenues and results of operations.

        For the fiscal year ended March 31, 2001, our largest customer was Transcept, which accounted for approximately 22.4% of net sales. AT&T was our second largest customer with approximately 12.0% of net sales. The loss of either of these customers, or a significant loss, reduction, or rescheduling of orders from any of our customers could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on a small number of suppliers for certain of our important components and any disruption in supply of those components could adversely affect our business operations and financial condition.

        A number of the parts used in our products are available from only one or a limited number of outside suppliers due to unique component designs as well as our quality and performance requirements. To take advantage of volume pricing discounts, we also purchase certain customized components from single sources. We have experienced, and expect to continue to experience, shortages of single-sourced components from time to time. Shortages have compelled us to adjust our product designs and production schedules. If single-sourced components become unavailable in sufficient quantities or available only on unsatisfactory terms, we would be required to purchase comparable components from other sources and "retune" our products to function with the replacement components, or we may be required to redesign our products to use other components, either of which could delay production and delivery of our products. If we could not obtain comparable replacements or effectively retune or redesign our products, there could be a material adverse effect on our business, financial condition and results of operations.

Sales of common stock may depress the market price of our common stock.

        A substantial number of outstanding shares of common stock and shares of common stock issuable upon exercise of outstanding options and warrants, which, in the aggregate, represent 21.7% of our outstanding shares, are eligible for sale in the public market. Sales of a substantial number of shares of our common stock or the perception that such sales could occur could cause the market price of our common stock to decline. Any sales by existing shareholders or holders of options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common stock.

Because our products are very technologically complex, and the manufacturing processes used to produce them are very time consuming and intricate, we may experience development delays or product defects.

        We expect that our customers will continue to demand that our products meet very high standards of quality, performance and reliability. Because we offer technologically complex products, these products often encounter development delays and may contain undetected defects or failures that are sometimes not discovered until after commercial shipments have begun. We cannot assure you that defects or failures will not occur in the future relating to our product quality, performance and reliability, and if any such defects or failures do occur, we cannot assure you that they will not have a material adverse effect on our business, financial condition and results of operations.

Our major customers can change or cancel their orders on short notice, which may result in our having more inventory and labor capacity than necessary. This may adversely impact our business, results of operation and financial condition.

        We currently sell our products, in part, into the OEM and operator distribution channels to market, both of which are highly volatile markets. As a result, we receive periodic order forecasts from our major customers who have no obligation to purchase the forecasted amounts and may change delivery schedules or the mix of products ordered with minimal notice. Despite this uncertainty, in order to meet forecasted order and/or management's projections, we must maintain significant work in process and raw materials inventory, as well as increased levels of technical production staff. To the extent our major customers purchase less than the forecasted amounts, we will have higher levels of inventory than otherwise needed, increasing the risk of obsolescence, and we will have increased levels of production staff to support such forecasted orders. Such higher levels of inventory and increased employee levels could reduce our liquidity and could have a material adverse effect on our business, results of operation and financial condition.

Our stock price has a history of volatility. This volatility has existed even in the absence of significant news or developments about us. Moreover, the stocks of telecommunications companies, and the stock market generally, have been subject to dramatic price swings in recent years, with the stock of small capitalization companies, like us, experiencing the greatest volatility. Factors that may have a significant impact on the market price of our common stock include:

  •
  variations in financial results;

  •
  changes in earnings estimates by industry research analysts;

  •
  investors' perceptions of us and our financial prospects;

  •
  results of the governmental approval process for our devices or technologies or for our competitors;

  •
  results of research and development trials;

  •
  changes in government regulations or government purchase or use of our technologies;

  •
  announcements of new products or technologies by us or our competitors;

  •
  changes in reimbursement policies; and

  •
  general economic, industry and market conditions.

        These price swings, both as to our stock and as to our industry and the stock market generally, are likely to continue. As a result, you could be subject to significant losses in your investment in our stock even if we successfully execute our business strategy.

        In the past, following periods of market volatility, security holders of other companies have instituted class action litigation. If the market value of our stock continues to experience adverse fluctuations and we become involved in this type of litigation, we could incur substantial legal costs and management's attention could be diverted, which could materially harm our business and the market price of our common stock.

A portion of the shares included in this offering are subject to the exercise of warrants, and the difference between the exercise price of the warrants and your purchase price will cause immediate and substantial dilution in net tangible book value.

        Because the exercise price per share is substantially less than the current market price of our common stock, exercise of the warrants will cause dilution in our net tangible book value, representing $2,181,000 or $.28 per share as of December 31, 2001. If you purchase our common stock, you will suffer immediate and substantial per share dilution. You will incur additional dilution upon the exercise of outstanding stock options and warrants.

Our results of operations are subject to significant fluctuations, which may affect the price of our stock.

        Our quarterly and annual results have in the past been, and will continue to be, subject to significant fluctuations due to a number of factors, any of which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will not experience such fluctuations in the future. We establish our expenditure levels for product development and other operating expenses based on our expected revenues, and expenses are relatively fixed in the short term. As a result, variations in timing of revenues can cause significant variations in quarterly results of operations. Other factors that could cause our results to vary include:

  •
  changes in timing of customer orders and shipments,

  •
  the availability and cost of components,

  •
  variations in the mix of products having different gross margins,

  •
  discounts extended to customers for volume purchases,

  •
  variations in product development and other operating expenses,

  •
  changes in the average sales prices,

  •
  increased warranty costs,

  •
  cancellations or reductions of customer orders and shipments due to economic slowdowns in key markets, and

  •
  variations in manufacturing capacities, efficiencies and costs.

        We cannot assure you that we will be profitable on a quarter-to-quarter basis in the future. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Due to these factors, it is likely that in some future quarter or quarters that our revenues or operating results will not meet the expectations of public stock market analysts or investors. In such event, the market price of our common stock would be materially adversely affected.

We may not be able to attract or retain key employees, and our failure to do so may adversely impact our business and our financial position.

        We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. We do not have non-compete agreements with our employees who are employed on an "at-will" basis. Therefore, employees may and have left us to go to work for a competitor. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

We face high levels of competition in the marketplace, and the resulting downward pricing pressure may adversely affect our revenues and financial position.

        Because of competition in the wireless market, we have experienced, and expect to continue to experience in most cases, declining average sales prices for our wireless products. Wireless infrastructure manufacturers have come under increasing price pressure from wireless service providers, which in turn has resulted in downward pricing pressure on our products. In addition, ongoing competitive pressures in the RF amplifier market have put continued pressure on us to continually reduce the sales price of our products. Consequently, we believe that in order to maintain or improve our existing gross margins in the near term, we must achieve manufacturing cost reductions, and in the long term develop new products that incorporate advanced features that generate higher gross margins. If we are unable to achieve such cost reductions and corresponding price reductions for our products, our sales and/or our overall margins may decline, which could have an adverse effect on our business.

        Our current competitors include Chesapeake Microwave, Powerwave Technologies, Inc., Spectrian Corporation, and Stealth Microwave, Inc., in addition to the amplifier manufacturing operations captive within certain of the leading wireless infrastructure OEMs such as Ericsson, Lucent, Motorola, Nokia and Samsung. Many of these competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than AML and have achieved greater name recognition for their existing products and technologies than we have. We cannot guarantee that we will be able to successfully increase our market penetration or our overall share of the RF amplifier marketplace. Our results of operations may be adversely impacted if we are unable to effectively increase our share of the RF amplifier marketplace.

FORWARD-LOOKING STATEMENTS

        This filing contains forward-looking statements, which involve risks and uncertainties. Our actual future results may differ materially from the results discussed in the forward-looking statements. When used in this report, the words "expects" "anticipates" and "estimates" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us include, but are not limited to:

  •
  our ability to finance our activities and maintain our financial liquidity;

  •
  our ability to attract and retain qualified, knowledgeable employees;

  •
  the impact of general economic conditions on our business;

  •
  postponements, reductions, or cancellations in orders from new or existing customers;

  •
  the limited number of potential customers for our products;

  •
  the variability in gross margins on our new products;

  •
  our ability to design new products successfully;

  •
  our failure to acquire new customers in the future;

  •
  the continued or new deterioration of business and economic conditions in our customers' marketplaces;

  •
  intensely competitive industry conditions with increasing price competition; and

  •
  the rate of growth in the wireless and MIC communications markets.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statements. Except as may be required by law, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to our business, our operations, and our financial position, among other things. You should understand that a number of factors could cause our results to differ materially from those expressed in the forward-looking statements. The information incorporated by reference or provided in this prospectus identifies important factors that could cause such differences.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports and other information at the SEC's public reference facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549), Chicago (located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and New York (located at Seven World Trade Center, 13th Floor, New York, New York 10048). You can also obtain copies of these materials from the SEC's public reference section (located at 450 Fifth Street, N.W., Washington, D.C. 20549) at prescribed rates. Please call the SEC at 1-800-SEC-0300 for further information about the public reference rooms. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC.

        The SEC permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

  1.
  Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001;

  2.
  Our Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2001, September 30, 2001 and December 31, 2001;

  3.
  The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Act;

  4.
  All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering of the shares offered by this prospectus.

        This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended (Registration No. 333-            ). This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock.

        We will provide a copy of these filings to each person, including any beneficial owner, to whom we deliver this prospectus, upon written or verbal request. All requested filings which are incorporated by reference will be delivered free of charge, excluding exhibits. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary
1000 Avenida Acaso
Camarillo, California 93012
(805) 388-1345

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders, other than $164,201 representing the aggregate exercise price of the warrants (assuming that all warrants are exercised in full and the exercise price is paid in cash). We will use $164,201 for general working capital.

SELLING SHAREHOLDERS

        In connection with our equity private placements between March 13, 2001 and January 30, 2002, we issued unregistered shares pursuant to a private placement memorandum which offered both unregistered shares and, for certain unaffiliated purchasers, additional warrants exercisable into shares of our common stock. Additionally, we issued warrants subject to warrant agreements in connection with the renewal of our line of credit with Silicon Valley Bank in November 2000, and in connection with a separate contract for investor relations services with CastleRook Financial Partners in August 2001.

        After giving effect to certain adjustment provisions in the warrant agreements, the warrants are now currently exercisable into a total of 150,429 shares of our common stock. The selling shareholders may from time to time exercise their right to purchase any or all of 150,429 shares of our common stock and subsequently offer and sell any or all of such shares pursuant to this prospectus. The following table sets forth (1) the number of shares of AML common stock owned by each of the selling shareholders as of February 12, 2002; (2) the number of additional shares which would be held by each selling shareholder upon full exercise of the shareholder's warrants; (3) the total number of shares owned by each selling shareholder; and (4) the percentage of outstanding shares of AML common stock represented by that number of shares. We cannot estimate the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered or sold from time to time by the selling shareholders named below, and we have prepared this table based upon information furnished to us by or on behalf of the selling shareholders.

Name of Beneficial Owner	Number of Shares	Shares From Warrants	Total Shares(1)	Percent of Class(2)
J. Inbar & C, Inbar, Trustees, Inbar Trust dtd 031390	358,726	—	358,726	4.58%
M.J. Cavalier, Sr.	177,778	—	177,778	2.27%
E. McAvoy & A.M. McAvoy, Trustees of the Ed & Marlene McAvoy Trust UTD 032996	172,558	—	172,558	2.20%
G. M. Starek Trust, UAD 5-3-90, G. M. Starek Trustee	113,950	—	113,950	1.46%
A.C. Israel Enterprises, Inc.	100,000	—	100,000	1.28%
N & S Stiassni, TTEES FBO The Stiassni Family Trust dtd 11-25-96	100,000	—	100,000	1.28%
The Mazilu Family Trust	61,538	—	61,538	*
Kainnan Carol	51,786	9,455	61,241	*
Keynan Croitoru Arie	51,786	9,455	61,241	*
P. & F. Maher Trust	42,646	7,273	49,919	*
Wayne Moss Constructors, Inc,, Money Purchase Pension Plan	42,646	7,273	49,919	*
The Mazilu Family Limited Partnership	43,077	—	43,077	*
Ahuva Azoulay	34,117	5,818	39,935	*
Koh Bee Ling & Koh Bee Hong	34,117	5,818	39,935	*
Pollet & Richardson, a Law Corp.	35,556		35,556	*
G. Rogers	26,786		26,786	*
Scott Behan	21,539		21,539	*
W. & E. Knaebel	17,060	2,908	19,968	*
D. & E. Derby JT TEN	8,929		8,929	*
D. Swoish	8,929	—	8,929	*

R. Flatow, TTEE, Flatow living Trust, DTD 9-01-89	8,929	—	8,929	*
Silicon Valley Bank	—	27,429	27,429	*
CastleRook Financial Partners	—	75,000	75,000	*

(1)
Assumes full exercise of the warrants.

(2)
Computed based on 7,829,456 shares of common stock outstanding as of February 14, 2002. "*" indicates less than 1% of outstanding shares.

        All positions, offices and other material relationships held by each and any of these selling shareholders is disclosed in our discussion of "Security Ownership and Certain Beneficial Owners and Management," incorporated by reference to this prospectus. The information regarding the selling shareholders may change from time to time. If required, we will set forth these changes in one or more prospectus supplements.

PLAN OF DISTRIBUTION

        The selling shareholders can use this prospectus to sell the shares at any time while the prospectus is in effect, unless we have notified the selling shareholders that the prospectus is not then available. The selling shareholders will determine if, when and how they will sell the shares they own. Any sales may occur in one or more of the following types of transactions (including block transactions):

  •
  transactions on the Nasdaq Small Cap or any other organized market or quotation system where the shares may be traded,

  •
  privately negotiated transactions between a selling shareholder and a purchaser, or

  •
  transactions effected with or through a broker-dealer acting as either agent or principal.

        These transactions may involve the transfer of the shares upon exercise or settlement of put or call options, or the delivery of the shares to replace shares that were previously borrowed from another shareholder or a combination of such methods. If a broker-dealer is used in the sale of shares, that person may solicit potential purchasers. The shares may also be transferred as a gift or pursuant to a pledge, or may be sold to a broker-dealer acting as principal. These persons may then sell the shares to another person, either directly or through another broker-dealer, subject to compliance with the requirements of the Securities Act. The term "selling shareholder" includes donees, pledges and distributees.

        The price at which sales of the shares occur may be based on market prices or may be negotiated between the parties, and the consideration may be cash or another form negotiated between the parties. Brokers or dealers acting as agents or principals may be paid compensation in the form of discounts, concessions or commissions from the selling shareholder and/or from the purchasers of the shares, or both. The selling shareholders, and any brokers or dealers who act in connection with the sale of shares, may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder and/or the purchasers. We have agreed to pay certain of the costs, expenses and fees of preparing, filing and maintaining this prospectus and the registration statement of which this prospectus is a part, but we will not receive any proceeds from sale of these shares. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on it under the Securities Act.

        The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, if required, we will file a supplement to this prospectus.

        If the selling shareholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act. For transactions effected on or through a national securities exchange, those requirements may be satisfied by our delivery of copies of this prospectus to such exchange in compliance with Securities Act Rule 153. Instead of using this prospectus for any sale of the shares, a selling shareholder may resell shares in compliance with the criteria and requirements of Securities Act Rule 144.

LEGAL MATTERS

        The validity of the shares of common stock covered by this prospectus was passed upon Pollet & Richardson, a Law Corporation, Los Angeles, California.

EXPERTS

        The consolidated financial statements of AML Communications, Inc. incorporated by reference in AML Communications, Inc.'s Annual Report (Form 10-KSB) for the year ended March 31, 2001, have been audited by Singer, Lewak, Greenbaum & Goldstein, LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        No person has been authorized in connection with any offering made under this prospectus to give any information or to make any representations other than those contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, imply that there has been no change in our affairs or that the information in this prospectus is correct as of any time subsequent to the date as of which the information is given. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered under this prospectus to anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

Table of Contents

RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	7
WHERE YOU CAN FIND MORE INFORMATION	7
USE OF PROCEEDS	8
SELLING SHAREHOLDERS	8
PLAN OF DISTRIBUTION	10
LEGAL MATTERS	11
EXPERTS	11

AML
COMMUNICATIONS,
INC.

1,662,880 Shares
Common Stock

PROSPECTUS

February 14, 2002

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

        The following table sets forth all expenses payable by us in connection with the offering of our common stock being registered hereby. All amounts are estimated except the SEC registration fee.

SEC Registration Fee	$107.09
Legal Fees and Expenses *	7,500.00

Accounting Fees and Expenses *	3,500.00

Miscellaneous *	1,500.00

Total	$12,607.09

*
Fees are estimated.

Indemnification of Officers and Directors

        Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of AML Communications, Inc. ("AML") under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. AML's Charter and Bylaws and the indemnification agreements between AML and its officers and directors provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, AML will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is a director or officer of AML or is or was serving at the request of AML as a director or officer of another corporation or enterprise. AML may, in its discretion, similarly indemnify its employees and agents. The Charter relieves its directors from monetary damages to AML or its shareholders for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its shareholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, AML may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of AML has been successful in the defense of any action, suit or proceeding referred to above, AML will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

Exhibits

        The following exhibits are filed herewith or incorporated by reference:

Exhibit	Description
1.1	Warrant Agreement by and among AML and Silicon Valley Bank, dated November 2000 *
1.2	Warrant Agreement by and among AML and CastleRook Financial Partners, dated August 2001
5.1	Opinion of Pollet & Richardson, a Law Corporation, as to legality of securities registered hereby
23.1	Consent of Pollet & Richardson, a Law Corporation (included in Exhibit 5.1)
23.2	Consent of Singer, Lewak, Greenbaum & Goldstein, LLP, independent auditors
24.1	Powers of Attorney executed by officers and directors whose signatures appear on this registration statement

*
Incorporated by reference to our 10-QSB for the period ended September 30, 2001.

Undertakings

        The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California on February 14, 2002.

AML COMMUNICATIONS, INC.
By:	/s/ JACOB INBAR Name: Jacob Inbar Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ JACOB INBAR Jacob Inbar	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 14, 2002
/s/ TIBERIU MAZILU Tiberiu Mazilu PhD	Vice President—Engineering and Director	February 14, 2002
/s/ EDWIN J. McAVOY Edwin J. McAvoy	Vice President—Sales & Marketing and Director	February 14, 2002
/s/ DAVID A. SWOISH David A. Swoish	Controller and Chief Accounting Officer (Principal Financial and Accounting Officer)	February 14, 2002
/s/ DAVID A. DERBY David A. Derby	Director	February 14, 2002
/s/ RICHARD W. FLATOW Richard W. Flatow	Director	February 14, 2002
/s/ GERALD M. STAREK Gerald M. Starek	Director	February 14, 2002

QuickLinks

AML COMMUNICATIONS, INC.
RISK FACTORS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES